UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): February 25, 2010

(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

950 Tower Lane, Suite 900, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

(650) 358-3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2009, based upon the recommendation of the Compensation Committee as part of its annual compensation review, the Board of Directors of SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”) approved the grant of the following options (the “Options”) to purchase shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan to executives of the Company. The actual grant date of the options will be March 5, 2010, the third day after the Company’s release of its most recent periodic results, at an exercise price per share equal to the closing price on the NASDAQ Global Market of a share of the Company’s common stock on that date

Name	Title	Share Amount
Friedhelm Blobel, Ph.D.	President and Chief Executive Officer	300,000
Hans P. Schmid	President and Managing Director, SPIL	80,000
Gary Titus	Chief Financial Officer and Senior Vice President, Finance	100,000
Israel Rios, M.D.	Chief Medical Officer, and Senior Vice President, Medical Affairs	80,000

Each Option has a term of ten years. Options subject to service based vesting are incentive stock options to the extent permitted under the regulations of the Internal Revenue Service and vest on the following schedule, assuming the recipient’s continued employment with the Company: 1/4 of the aggregate grant vests on the first anniversary of the grant date, with 1/36 of the remaining unvested shares vesting for each full month of employment thereafter.

The Company maintains a bonus program under which officers, including the executive officers, are eligible for a bonus that is targeted at a specified percentage of their income. Bonuses are awarded based upon achievement of corporate goals determined by the Board as to the Chief Executive Officer, and as specified by the Chief Executive Officer for all other officers. Based upon the recommendation of the Compensation Committee, the Board of Directors approved an increase in the target bonus percentage of certain executive officers. Dr. Blobel’s target bonus was increased to 50% of his salary and the target percentage for Mr. Schmid, Mr. Titus and Dr. Rios was increased to 35%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2010	SCICLONE PHARMACEUTICALS, INC.

	By:	/S/ GARY S. TITUS
Gary S. Titus
Chief Financial Officer and Senior Vice President, Finance